EXHIBIT 99.1
RALPH LAUREN REPORTS STRONG THIRD QUARTER FISCAL 2026 HOLIDAY RESULTS, AHEAD OF EXPECTATIONS, AND RAISES FULL YEAR OUTLOOK
•Third Quarter Revenue Increased 12% on a Reported Basis and 10% in Constant Currency, Exceeding Expectations, Reflecting Healthy Demand Across Geographies
•Global Direct-to-Consumer Comparable Store Sales Grew High-Single-Digits, Driven by Balanced Growth Across Stores and Digital; Global Wholesale Sales Increased Double-Digits
•Adjusted Gross and Operating Margin Expansion Were Ahead of Outlook, with Strong Full-Price Sales and Expense Leverage More Than Offsetting Increased Tariffs, Marketing and Ecosystem Investments
•Maintained Strong Balance Sheet with $2.3 Billion in Cash and Short-Term Investments and Well-Positioned Inventories at Quarter-End
•Returned Approximately $500 Million to Shareholders Through Our Dividend and Repurchase of Class A Common Stock This Fiscal Year-to-Date
•Raised Full Year Fiscal 2026 Constant Currency Revenue and Operating Margin Expansion Outlook, Reflecting Stronger than Anticipated Performance Year-to-Date
NEW YORK -- (BUSINESS WIRE) -- February 5, 2026 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of luxury lifestyle products, today reported earnings per diluted share of $5.82, up 25% to prior year on a reported basis and $6.22, up 29% on an adjusted basis, excluding restructuring-related and other net charges, for the third quarter of Fiscal 2026. This compared to earnings per diluted share of $4.66 on a reported basis and $4.82 on an adjusted basis, excluding restructuring-related and other net charges for the third quarter of Fiscal 2025.

"Our Holiday collection was inspired by the rugged landscapes of the American West, which have long-been both a place of refuge and inspiration for me," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "They reflect connections to the land, to family, and to each other -- and as we start a new year with renewed optimism, they are a fitting reminder to dream big and find the space to become who you are."

"This holiday season, our teams delivered strong, high-quality growth across geographies and consumer segments, enabling accelerated investment in our long-term strategic priorities and brand elevation," said Patrice Louvet, President and Chief Executive Officer. "In a dynamic operating environment, our Next Great Chapter: Drive strategy -- supported by multiple growth drivers, the enduring and emotional power of our brand, and strong operational discipline -- positions us well to continue to deliver sustainable growth and long-term value creation."

Key Achievements in Third Quarter Fiscal 2026

We delivered the following highlights across our strategic priorities in the third quarter of Fiscal 2026:

•Elevate and Energize Our Lifestyle Brand
◦Delivered continued growth in new customer acquisition and loyalty with 2.1 million new consumers in our direct-to-consumer businesses, further strengthening brand consideration, net promoter score, and luxury perception, and more than 68 million social media followers, a high-single digit increase to last year

◦Drove authentic consumer connections and engagement across key cultural moments, including: our Fall/Holiday 2025 Mountain Living campaign and Timeless Gifting programs, including immersive family-friendly experiences across London, Tokyo, Los Angeles, Munich, and Seoul; our Singles' Day activations; and Very Ralph documentary events in Hong Kong and Singapore
•Drive the Core and Expand for More
◦Drove continued momentum in our Core business, up low double-digits, led by sweaters and knit tops. Our high-potential categories (Women's Apparel, Outerwear, and Handbags) continued to outpace total Company growth, up high-teens to last year, driven by women's sweaters, mid-weight down jackets and tailored coats, and our foundational handbag collections
◦Product highlights this quarter included Polo Ralph Lauren x TÓPA, the fourth collaboration in our groundbreaking Artist in Residence program, focused on empowering and celebrating artisans within the communities that have historically inspired our designs; the unveiling of our Team USA uniforms for the Milan 2026 Winter Olympics; and our annual Pink Pony collection, supporting Ralph Lauren's longstanding commitment to cancer care and research
◦Increased average unit retail ("AUR") by 18% across our direct-to-consumer network in the third quarter, above expectations, reflecting our continued elevation, strong full-price selling trends and lower than planned promotions
•Win in Key Cities with Our Consumer Ecosystem
◦By geography, revenues were led by Asia, up 22% in both reported dollars and constant currency, with China revenues up more than 30% on strong continued brand momentum across the market. Europe grew 12% on a reported basis and 4% in constant currency, in-line with our expectations and on top of strong compares in the prior year period, while North America increased high-single-digits, driven by growth in wholesale and retail sales
◦Expanded and scaled our key city ecosystems with the opening of 32 new owned and partnered stores in the third quarter, including Chengdu, China; Sydney, Australia; Bangkok, Thailand; two new stores in London, U.K.; and New Delhi, India
Our business is supported by our fortress foundation, which we define through our five key enablers, including: our engaged and empowered teams; industry-leading, agile operations; advanced technology, artificial intelligence and analytics; resilient partners, communities and materials; and a powerful balance sheet.
Third Quarter Fiscal 2026 Income Statement Review
Net Revenue. In the third quarter of Fiscal 2026, revenue increased 12% to $2.4 billion on a reported basis and was up 10% in constant currency. Foreign currency favorably impacted revenue growth by approximately 220 basis points in the third quarter.
Revenue performance for the Company's reportable segments in the third quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the third quarter increased 8% to $1.1 billion on a reported basis. In retail, comparable store sales in North America increased 7%, with a 6%

increase in brick and mortar stores and a 7% increase in digital commerce. North America wholesale revenue increased 11% to the prior year period.
•Europe Revenue. Europe revenue in the third quarter increased 12% to $676 million on a reported basis. In constant currency, revenue increased 4%. In retail, comparable store sales in Europe increased slightly, with a 5% increase in digital commerce partially offset by a 1% decrease in brick and mortar stores. Europe wholesale revenue increased 16% to prior year period on a reported basis and increased 8% in constant currency.
•Asia Revenue. Asia revenue in the third quarter increased 22% to $620 million on both a reported and constant currency basis. Comparable store sales in Asia increased 20%, with an 18% increase in our brick and mortar stores and a 35% increase in digital commerce.
Gross Profit. Gross profit for the third quarter of Fiscal 2026 was $1.7 billion and gross margin was 69.9%, 150 basis points above the prior year. Gross margin expansion was driven by high-teens AUR growth, favorable product mix, and lower cotton costs, more than offsetting increased U.S. tariffs as well as other product costs.
Operating Expenses. Operating expenses in the third quarter of Fiscal 2026 were $1.2 billion, up 12% to last year on a reported basis. On an adjusted basis, operating expenses were also $1.2 billion, up 11% to last year. Adjusted operating expense rate was 49.0%, compared to 49.7% in the prior year period.
Operating Income. Operating income for the third quarter of Fiscal 2026 was $471 million and operating margin was 19.6% on a reported basis. On an adjusted basis, operating income was $503 million and operating margin was 20.9%, 220 basis points above the prior year period. Operating income for the Company's reportable segments in the third quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the third quarter was $293 million and operating margin was 27.1%, up 70 basis points to last year.
•Europe Operating Income. Europe operating income in the third quarter was $179 million and operating margin was 26.4%, down 150 basis points to last year. Foreign currency benefited operating margin by 40 basis points in the third quarter.
•Asia Operating Income. Asia operating income in the third quarter was $197 million and operating margin was 31.8%, up 490 basis points to last year. Foreign currency benefited operating margin by 10 basis points in the third quarter.
Net Income and EPS. Net income in the third quarter of Fiscal 2026 was $362 million, or $5.82 per diluted share on a reported basis. On an adjusted basis, net income was $387 million, or $6.22 per diluted share. This compared to net income of $297 million, or $4.66 per diluted share on a reported basis, and net income of $308 million, or $4.82 per diluted share on an adjusted basis, for the third quarter of Fiscal 2025.
In the third quarter of Fiscal 2026, the Company had an effective tax rate of approximately 22% on both a reported and adjusted basis, in-line with our outlook. This compared to an effective tax rate of approximately 23% on a reported basis and 22% on an adjusted basis in the prior year period. The slight decline was driven primarily by favorable tax benefits compared to the prior year period.

Balance Sheet and Cash Flow Review
The Company ended the third quarter of Fiscal 2026 with $2.3 billion in cash and short-term investments and $1.2 billion in total debt, compared to $2.1 billion and $1.1 billion, respectively, at the end of the third quarter of Fiscal 2025. Inventory at the end of the third quarter of Fiscal 2026 was $1.1 billion, up 15% compared to the prior year period.
The Company repurchased approximately $37 million of Class A Common Stock in the third quarter for a total of $350 million this fiscal year-to-date.
Full Year Fiscal 2026 and Fourth Quarter Outlook
The Company's outlook is based on its best assessment of the current geopolitical and macroeconomic environment, including inflationary pressures, tariffs and other consumer spending-related headwinds, global supply chain disruptions and foreign currency volatility, among other factors. The full year Fiscal 2026 and fourth quarter guidance excludes any potential restructuring-related and other net charges that may be incurred in future periods, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.
For Fiscal 2026, the Company now expects revenues to increase high-single to low-double digits on a constant currency basis, up from its prior outlook of a 5% to 7% increase. Based on current exchange rates, foreign currency is still expected to benefit revenue growth by approximately 200 to 250 basis points in Fiscal 2026.
The Company now expects operating margin for Fiscal 2026 to expand approximately 100 to 140 basis points in constant currency, up from 60 to 80 basis points previously, driven by gross margin expansion and operating expense leverage. Foreign currency is now expected to benefit gross and operating margins by approximately 20 and 50 basis points, respectively.
For the fourth quarter, the Company expects revenues to increase approximately mid-single digits on a constant currency basis. Foreign currency is expected to benefit revenue growth by approximately 200 to 300 basis points in the quarter.
Operating margin for the fourth quarter is expected to contract approximately 80 to 120 basis points in constant currency, reflecting an increase in U.S. tariffs and higher marketing spend to support key global activations over a seasonally smaller revenue base. Foreign currency is expected to benefit gross and operating margins by approximately 50 and 100 basis points, respectively.
The Company's full year Fiscal 2026 and fourth quarter tax rates are each expected to be in the range of approximately 19% to 21%.
The Company continues to expect capital expenditures for Fiscal 2026 of approximately 4% to 5% of revenue.

Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Thursday, February 5, 2026, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Ralph Lauren Third Quarter 2026 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, February 5, 2026 through 6:00 P.M. Eastern, Thursday, February 12, 2026 by dialing 203-369-0605 or 866-405-7293 and entering passcode 6743.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in five categories: apparel, footwear & accessories, home, fragrances, and hospitality. For nearly 60 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company's brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Double RL, Polo Ralph Lauren, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world's most widely recognized families of consumer brands. For more information, visit https://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our current expectations about the Company's future operating results and financial condition, the implementation and results of our strategic plans and initiatives, store openings and closings, capital expenses, our plans regarding our quarterly cash dividend and Class A common stock repurchase programs, and our ability to meet citizenship and sustainability goals. Forward-looking statements are based on current expectations and are indicated by words or phrases such as "aim," "anticipate," "outlook," "estimate," "ensure," "commit," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed in or implied by such forward-looking statements. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including any potential changes resulting from the execution of our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the impact to our business resulting from the potential imposition of additional tariffs, duties, or taxes, changes to existing trade agreements, and other charges or barriers to trade, including those recently announced by the U.S. and any responding retaliatory actions implemented by impacted countries, and any related impact to global stock markets, foreign currency exchange rates, and existing inflationary pressures, as well as our ability to implement mitigating sourcing strategies; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to ongoing military conflicts taking place in various parts of the world, most notably the Russia-Ukraine and Israel-Hamas wars, the U.S.-Venezuela conflict, militant attacks on cargo vessels in the Red Sea, and other recent hostilities in the Middle East, civil and political unrest, diplomatic tensions between the U.S. and other countries and any resulting anti-American sentiment, high interest rates, and bank failures, among other factors described herein; the impact to our business resulting from a recession or changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), man-made or natural disasters, scarcity of raw materials, port congestion, and scrutiny or detention of goods produced in certain territories resulting from laws, regulations, or trade restrictions, such as those imposed by the Uyghur Forced Labor Prevention Act ("UFLPA") or the Countering America's Adversaries Through Sanctions Act ("CAATSA"), which could result in shipment approval delays leading to inventory shortages and lost sales, as well as potential shipping delays, inventory shortages, and/or higher freight costs resulting from port strikes, the recent Red Sea crisis, and/or disruptions to major waterways such as the Suez and Panama canals; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our ability to recruit and retain qualified employees to operate our retail stores, distribution centers, and various corporate functions; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding citizenship and sustainability practices, including those related to climate change, our human capital, and our supply chain, or if our stakeholders disagree with such goals; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact to our business resulting from pandemic diseases such as COVID-19, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our customers, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases, severe weather, geological events, and other catastrophic events, such as terrorist attacks, military conflicts, and other hostilities; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation, exportation, and traceability and transparency of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	December 27, 2025	March 29, 2025	December 28, 2024
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,031.9	$1,922.5	$1,940.2
Short-term investments	218.9	160.5	203.0
Accounts receivable, net of allowances	460.7	459.5	435.2
Inventories	1,149.4	949.6	998.6
Income tax receivable	69.1	55.4	48.8
Prepaid expenses and other current assets	259.3	242.4	274.5
Total current assets	4,189.3	3,789.9	3,900.3
Property and equipment, net	1,071.4	846.4	825.2
Operating lease right-of-use assets	1,140.1	1,013.1	1,024.1
Deferred tax assets	326.3	335.4	298.4
Goodwill	912.2	888.5	876.2
Intangible assets, net	54.6	62.8	66.0
Other non-current assets	119.9	111.2	90.7
Total assets	$7,813.8	$7,047.3	$7,080.9

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$399.7	$399.5
Accounts payable	543.7	436.0	489.5
Current income tax payable	93.7	146.5	110.3
Current operating lease liabilities	226.2	225.4	226.4
Accrued expenses and other current liabilities	1,132.0	926.1	996.1
Total current liabilities	1,995.6	2,133.7	2,221.8
Long-term debt	1,238.3	742.9	742.6
Long-term finance lease liabilities	218.4	234.8	239.1
Long-term operating lease liabilities	1,155.3	1,044.7	1,057.0
Non-current liability for unrecognized tax benefits	169.2	193.3	170.6
Other non-current liabilities	148.6	109.4	110.6
Total liabilities	4,925.4	4,458.8	4,541.7
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	3,118.4	3,031.7	3,008.5
Retained earnings	8,213.8	7,590.1	7,511.8
Treasury stock, Class A, at cost	(8,210.0)	(7,734.7)	(7,657.6)
Accumulated other comprehensive loss	(235.1)	(299.9)	(324.8)
Total equity	2,888.4	2,588.5	2,539.2
Total liabilities and equity	$7,813.8	$7,047.3	$7,080.9

Net Cash & Short-term Investments(a)	$1,012.5	$940.4	$1,001.1
Cash & Short-term Investments	2,250.8	2,083.0	2,143.2

(a)Calculated as cash and cash equivalents, plus short-term investments, less total debt.

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
	(millions, except per share data)
Net revenues	$2,406.0	$2,143.5	$6,135.8	$5,381.7
Cost of goods sold	(724.3)	(677.4)	(1,845.4)	(1,694.1)
Gross profit	1,681.7	1,466.1	4,290.4	3,687.6
Selling, general, and administrative expenses	(1,178.6)	(1,064.2)	(3,211.4)	(2,872.5)
Restructuring and other charges, net	(31.8)	(12.2)	(88.4)	(38.0)
Total other operating expenses, net	(1,210.4)	(1,076.4)	(3,299.8)	(2,910.5)
Operating income	471.3	389.7	990.6	777.1
Interest expense	(13.3)	(11.6)	(40.7)	(33.9)
Interest income	11.9	17.8	41.3	55.8
Other expense, net	(6.1)	(12.2)	(6.6)	(10.6)
Income before income taxes	463.8	383.7	984.6	788.4
Income tax provision	(102.2)	(86.3)	(195.1)	(174.5)
Net income	$361.6	$297.4	$789.5	$613.9
Net income per common share:
Basic	$5.91	$4.76	$12.93	$9.78
Diluted	$5.82	$4.66	$12.66	$9.57
Weighted-average common shares outstanding:
Basic	61.1	62.5	61.1	62.8
Diluted	62.2	63.8	62.4	64.1
Dividends declared per share	$0.9125	$0.825	$2.7375	$2.475

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Nine Months Ended
	December 27, 2025	December 28, 2024
	(millions)
Cash flows from operating activities:
Net income	$789.5	$613.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	172.2	164.6
Deferred income tax expense (benefit)	(9.5)	27.2
Stock-based compensation expense	86.7	84.7
Bad debt expense	6.7	2.7
Other non-cash charges	5.4	14.8
Changes in operating assets and liabilities:
Accounts receivable	7.7	(5.1)
Inventories	(169.2)	(116.7)
Prepaid expenses and other current assets	(37.9)	(68.0)
Accounts payable and accrued liabilities	277.2	368.6
Income tax receivables and payables	(75.6)	12.2
Operating lease right-of-use assets and liabilities, net	(19.4)	15.5
Other balance sheet changes	(24.9)	(1.5)
Net cash provided by operating activities	1,008.9	1,112.9
Cash flows from investing activities:
Capital expenditures	(356.7)	(136.3)
Purchases of investments	(557.1)	(628.2)
Proceeds from sales and maturities of investments	507.0	538.9
Other investing activities	4.5	1.2
Net cash used in investing activities	(402.3)	(224.4)
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	498.2	—
Repayments of long-term debt	(400.0)	—
Payments of finance lease obligations	(17.7)	(16.5)
Payments of dividends	(161.3)	(150.1)
Repurchases of common stock, including shares surrendered for tax withholdings	(473.4)	(404.6)
Other financing activities	(4.3)	—
Net cash used in financing activities	(558.5)	(571.2)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	61.9	(40.9)
Net increase in cash, cash equivalents, and restricted cash	110.0	276.4
Cash, cash equivalents, and restricted cash at beginning of period	1,929.4	1,670.6
Cash, cash equivalents, and restricted cash at end of period	$2,039.4	$1,947.0

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
	(millions)
Net revenues:
North America	$1,078.3	$997.7	$2,566.9	$2,345.4
Europe	676.5	604.4	1,919.3	1,649.4
Asia	620.3	506.7	1,539.9	1,277.8
Other non-reportable segments	30.9	34.7	109.7	109.1
Total net revenues	$2,406.0	$2,143.5	$6,135.8	$5,381.7

Operating income:
North America	$292.7	$263.7	$589.8	$505.4
Europe	178.6	168.8	527.1	435.3
Asia	197.3	136.2	453.9	329.7
Other non-reportable segments	27.0	30.1	95.9	93.2
Total segment operating income	695.6	598.8	1,666.7	1,363.6
Corporate expenses	(192.5)	(196.9)	(587.7)	(548.5)
Restructuring and other charges, net	(31.8)	(12.2)	(88.4)	(38.0)
Total operating income	$471.3	$389.7	$990.6	$777.1

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	December 27, 2025
	Three Months Ended	Nine Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	7%	12%
Brick and mortar	6%	9%
Total North America	7%	10%

Europe:
Digital commerce	5%	10%
Brick and mortar	(1%)	5%
Total Europe	—%	6%

Asia:
Digital commerce	35%	35%
Brick and mortar	18%	16%
Total Asia	20%	18%

Total Ralph Lauren Corporation	9%	11%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	December 27, 2025	December 28, 2024	As Reported	Constant Currency
	(millions)
North America	$1,078.3	$997.7	8.1%	8.0%
Europe	676.5	604.4	11.9%	4.2%
Asia	620.3	506.7	22.4%	22.3%
Other non-reportable segments	30.9	34.7	(11.0%)	(11.1%)
Net revenues	$2,406.0	$2,143.5	12.2%	10.0%

	Nine Months Ended		% Change
	December 27, 2025	December 28, 2024	As Reported	Constant Currency
	(millions)
North America	$2,566.9	$2,345.4	9.4%	9.4%
Europe	1,919.3	1,649.4	16.4%	9.5%
Asia	1,539.9	1,277.8	20.5%	19.5%
Other non-reportable segments	109.7	109.1	0.6%	0.5%
Net revenues	$6,135.8	$5,381.7	14.0%	11.7%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	December 27, 2025					December 28, 2024
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$796.2	$379.0	$601.8	$—	$1,777.0	$743.6	$347.7	$490.5	$—	$1,581.8
Wholesale	282.1	297.5	18.5	—	598.1	254.1	256.7	16.2	—	527.0
Licensing	—	—	—	30.9	30.9	—	—	—	34.7	34.7
Net revenues	$1,078.3	$676.5	$620.3	$30.9	$2,406.0	$997.7	$604.4	$506.7	$34.7	$2,143.5

	Nine Months Ended
	December 27, 2025					December 28, 2024
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$1,781.0	$984.8	$1,476.9	$—	$4,242.7	$1,627.6	$865.7	$1,217.5	$—	$3,710.8
Wholesale	785.9	934.5	63.0	—	1,783.4	717.8	783.7	60.3	—	1,561.8
Licensing	—	—	—	109.7	109.7	—	—	—	109.1	109.1
Net revenues	$2,566.9	$1,919.3	$1,539.9	$109.7	$6,135.8	$2,345.4	$1,649.4	$1,277.8	$109.1	$5,381.7

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	December 27, 2025	December 28, 2024
North America
Ralph Lauren Stores	54	50
Outlet Stores	171	178
Total Directly Operated Stores	225	228
Concessions	—	1

Europe
Ralph Lauren Stores	56	45
Outlet Stores	56	58
Total Directly Operated Stores	112	103
Concessions	29	29

Asia
Ralph Lauren Stores	177	153
Outlet Stores	86	95
Total Directly Operated Stores	263	248
Concessions	634	649

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	287	248
Outlet Stores	313	331
Total Directly Operated Stores	600	579
Concessions	663	679

Global Licensed Partner Stores
Total Licensed Partner Stores	131	115

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	December 27, 2025
	Three Months Ended			Nine Months Ended
	Reported $ Basis	Foreign Currency Impact	Constant $ Basis	Reported $ Basis	Foreign Currency Impact	Constant $ Basis
	(millions)
Net revenues by segment:
North America	$1,078.3	$(0.4)	$1,077.9	$2,566.9	$(0.4)	$2,566.5
Europe	676.5	(46.8)	629.7	1,919.3	(112.5)	1,806.8
Asia	620.3	(0.7)	619.6	1,539.9	(13.1)	1,526.8
Other non-reportable segments	30.9	—	30.9	109.7	—	109.7
Total net revenues	$2,406.0	$(47.9)	$2,358.1	$6,135.8	$(126.0)	$6,009.8

	Three Months Ended		Nine Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
	(millions)
Gross profit:
As reported	$1,681.7	$1,466.1	$4,290.4	$3,687.6
Foreign currency impact	(34.6)		(97.3)
As reported in constant currency	$1,647.1		$4,193.1
Gross profit margin	69.9%	68.4%	69.9%	68.5%
Gross profit margin in constant currency	69.8%		69.8%

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
	(millions)
Total other operating expenses, net:
As reported	$(1,210.4)	$(1,076.4)	$(3,299.8)	$(2,910.5)
Adjustments:
Next Generation Transformation project charges(1)	25.0	9.1	61.7	17.1
Restructuring plan charges, net(2)	6.5	1.6	22.4	13.9
Cease-use rent and occupancy expenses(3)	0.8	2.2	6.1	9.1
Club Monaco sale consideration from Regent, L.P.(4)	(0.5)	(0.7)	(1.8)	(2.1)
Total other operating expenses, net adjustments	31.8	12.2	88.4	38.0
As adjusted in reported currency	(1,178.6)	(1,064.2)	(3,211.4)	(2,872.5)
Foreign currency impact	18.9		50.2
As adjusted in constant currency	$(1,159.7)		$(3,161.2)
Operating expense margin	50.3%	50.2%	53.8%	54.1%
Adjusted operating expense margin in reported currency	49.0%	49.7%	52.3%	53.4%
Adjusted operating expense margin in constant currency	49.2%		52.6%

	Three Months Ended		Nine Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
	(millions)
Operating income:
As reported	$471.3	$389.7	$990.6	$777.1
Adjustments:
Total other operating expense, net adjustments (per above)	31.8	12.2	88.4	38.0
Operating income adjustments	31.8	12.2	88.4	38.0
As adjusted in reported currency	503.1	401.9	1,079.0	815.1
Foreign currency impact	(15.7)		(47.1)
As adjusted in constant currency	$487.4		$1,031.9
Operating margin	19.6%	18.2%	16.1%	14.4%
Adjusted operating margin in reported currency	20.9%	18.7%	17.6%	15.1%
Adjusted operating margin in constant currency	20.7%		17.2%

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
	(millions)
Income tax provision:
As reported	$(102.2)	$(86.3)	$(195.1)	$(174.5)
Adjustments:
Tax effects of operating income adjustments(5)	(6.6)	(1.7)	(18.5)	(7.3)
Income tax provision adjustments	(6.6)	(1.7)	(18.5)	(7.3)
As adjusted	$(108.8)	$(88.0)	$(213.6)	$(181.8)
Effective tax rate	22.0%	22.5%	19.8%	22.1%
Adjusted effective tax rate	21.9%	22.2%	19.9%	22.0%

	Three Months Ended		Nine Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
	(millions)
Net income:
As reported	$361.6	$297.4	$789.5	$613.9
Adjustments:
Operating income adjustments (per above)	31.8	12.2	88.4	38.0
Income tax provision adjustments (per above)	(6.6)	(1.7)	(18.5)	(7.3)
Net income adjustments	25.2	10.5	69.9	30.7
As adjusted	$386.8	$307.9	$859.4	$644.6

	Three Months Ended		Nine Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024

Net income per diluted common share:
Weighted-average diluted shares outstanding (millions)	62.2	63.8	62.4	64.1
As reported	$5.82	$4.66	$12.66	$9.57
Adjustments:
Net income adjustments per diluted common share(6)	0.40	0.16	1.12	0.48
As adjusted	$6.22	$4.82	$13.78	$10.05

	December 27, 2025	December 28, 2024
	(millions)
Inventories:
As reported	$1,149.4	$998.6
Foreign currency impact	(46.0)
As reported in constant currency	$1,103.4

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(1)Next Generation Transformation project charges relate to certain costs incurred in connection with the current phase of the Company's large-scale, multi-year global project that is expected to significantly transform the way in which the Company operates its business and further enable its long-term strategic pivot towards a global direct-to-consumer-oriented model.
(2)Restructuring plan charges, net relate to the Company's restructuring activities, primarily associated with severance and benefit costs.
(3)Cease-use rent and occupancy expenses relate to rent and occupancy costs associated with certain real estate locations previously exited in connection with the Company's past restructuring activities for which the related lease agreements have not yet expired.
(4)Benefits relate to consideration received from Regent, L.P. in connection with the Company's previously sold Club Monaco business. The Company's Club Monaco business was sold to Regent, L.P. during the first quarter of Fiscal 2022 in connection with the Company's Fiscal 2021 Strategic Realignment Plan.
(5)Represents tax-related effects of the previously described adjustments to operating income, which were calculated using the respective statutory tax rates for each applicable jurisdiction.
(6)Net income adjustments per diluted common share were calculated by dividing total net income adjustments by the weighted-average diluted shares outstanding during the period. Per share amounts have been calculated using unrounded numbers.
NON-U.S. GAAP FINANCIAL MEASURES
Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
Additionally, the Company's full year Fiscal 2026 and fourth quarter guidance excludes any potential restructuring-related and other charges that may be incurred in future periods. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP as it is not known at this time if and when any such charges may be incurred in the future. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures cannot be provided at this time given the uncertain nature of any such potential charges that may be incurred in future periods.
SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com